Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-129058, 333-126360, 333-111841,333-111830, 333-38896, 333-61284, 333-61278, 333-72704, and 333-89396 on Form S-8 of our report dated March 31, 2005, March 31, 2006 as to the effects of the restatement discussed in Note 2 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 2), appearing in this Annual Report on Form 10-K of ValueClick, Inc. for the year ended December 31, 2005.

Deloitte & Touche LLP

Los Angeles, California
March 31, 2006